Exhibit 99.1

News Release

ONEOK Partners Prices Common Units Public Offering and Private Placement

Increases Amount of Common Units in Public Offering and Private Placement

TULSA, Okla., Feb. 28, 2012 /PRNewswire/ — ONEOK Partners, L.P. (NYSE: OKS) today announced that it priced a public offering of 8.0 million common units at $59.27 per unit. The public offering represents an increase of 1 million common units compared with the 7.0 million common units announced on Feb. 27, 2012.

The partnership also has agreed to sell 8.0 million common units to ONEOK, Inc., the owner of its sole general partner, in a private placement, generating proceeds of approximately $459.8 million. The private placement also represents an increase of 1 million common units compared with the 7.0 million common units announced on Feb. 27, 2012. Additionally, ONEOK will contribute $19.4 million to maintain its 2-percent general partner interest.

ONEOK Partners also granted the underwriters a 30-day option to purchase up to an additional 1.2 million common units to cover any over-allotments.

ONEOK Partners expects to use the net proceeds from the common unit offering and private placement to repay amounts outstanding under its $1.2 billion commercial paper program, to repay amounts on the maturity of its $350 million 5.9 percent senior notes due April 2012, for capital expenditures and for other general partnership purposes.

As a result of the successful completion of this public offering and private placement, ONEOK Partners will have 219.8 million units outstanding, which includes 146.8 million common units and 73.0 million Class B units. ONEOK and a subsidiary, which is the sole general partner of the partnership, will increase their aggregate ownership interest in the partnership to 43.4 percent from 42.8 percent, assuming the over-allotment option is not exercised.

Barclays Capital, BofA Merrill Lynch, Citigroup, Morgan Stanley, UBS Investment Bank and Wells Fargo Securities are acting as joint book-running managers in the public offering. Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and RBC Capital Markets are acting as senior co-managers. Baird, Global Hunter Securities and Stifel Nicolaus Weisel are acting as junior co-managers.

A copy of the prospectus and prospectus supplement may be obtained from the underwriters as follows:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

Email: Barclaysprospectus@broadridge.com

BofA Merrill Lynch

Attn: Prospectus Department

4 World Financial Center

New York, NY 10080

Email: dg.prospectus_requests@baml.com

Citigroup

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Phone: 800-831-9146

Morgan Stanley & Co. LLC

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

Phone: 866-718-1649

Email: prospectus@morganstanley.com

UBS Investment Bank

Attn: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Phone: 800-326-5897

Email: cmclientsupport@wellsfargo.com

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.